Exhibit 23.7

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, I hereby consent to being named as a person about to become a director of First Data Corporation (the “Company”) in the Company’s Registration Statement on Form S-4 (Registration No 333-105432) and any amendments (including post-effective amendments) thereto.

/S/ RICHARD P. KIPHART

Richard P. Kiphart

Date: January 22, 2004